Exhibit 99.1

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

IR@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Announces First Quarter 2019 Financial Results

and Updated 2019 Financial Guidance

San Diego, April 30, 2019 – Tandem Diabetes Care, Inc. (NASDAQ: TNDM), a leading insulin delivery and diabetes technology company, today reported its financial results for the quarter ended March 31, 2019 and updated its financial guidance for the year ending December 31, 2019.

In comparing the first quarter of 2019 to the same period of 2018:

•	Pump shipments increased 232 percent to 14,732 pumps from 4,444 pumps
•	Sales increased 142 percent to $66.0 million from $27.3 million
•	Operating margin improved to negative 17 percent from negative 57 percent
•	Adjusted EBITDA(1) improved to 0 percent of sales from negative 47 percent of sales

“Our explosive growth in the first quarter was driven by strong domestic demand for the t:slim X2 insulin pump,” said John Sheridan, president and chief executive officer.  “We believe the high interest in our Basal-IQ technology, our expanding international sales efforts and our robust product pipeline will continue to drive the Company’s positive momentum in 2019.”

“Our top priority for continued growth is to establish our position as a leader in innovation while maintaining the highest levels of quality throughout our business,” said Kim Blickenstaff, executive chairman. “This incredible start to the year, combined with our scalability initiatives, gives us even greater confidence in our ability to execute both our 2019 goals and the longer-term strategies of the Company.”

First Quarter 2019 Results

For the first quarter of 2019, total pump shipments of 14,732 included 5,063 to select geographies outside of the United States. International sales of $11.3 million represent approximately 17 percent of total sales.

Gross profit for the first quarter of 2019 increased 192 percent to $33.4 million, compared to $11.4 million for the same period of 2018. This included a non-cash stock-based compensation charge of $1.1 million, or 2 percent of sales, compared to $0.2 million, or 1 percent of sales, for the same period of 2018. Gross margin was 51 percent, compared to 42 percent in the same period of 2018.

For the first quarter of 2019, operating expenses totaled $44.4 million, compared to $26.9 million for the same period of 2018. Operating expenses included a non-cash charge for stock-based compensation of $8.7 million, compared to stock-based compensation of $1.0 million for the same period of 2018. Operating loss totaled $11.0 million, compared to $15.5 million for the same period of 2018. Operating margin for the first quarter of 2019 improved to negative 17 percent compared to negative 57 percent for the same period of 2018. For the first quarter of 2019, adjusted EBITDA(1) was $0.3 million, or 0 percent of sales, compared to negative $12.8 million, or negative 47 percent of sales, for the same period of 2018.

Net loss for the first quarter of 2019 was $23.0 million, which included a $12.7 million non-cash charge for the change in fair value of certain outstanding warrants. This compared to a net loss of $32.7 million for the first quarter of 2018, which included a $14.2 million non-cash charge for the change in fair value of certain warrants outstanding at that time.

Cash Balance and Liquidity

As of March 31, 2019, the Company had $125.6 million in cash, cash equivalents and short-term investments. This represents a $3.4 million decrease in the first quarter of 2019.

2019 Annual Guidance

For the year ending December 31, 2019, the Company is updating its financial guidance as follows:

•

Sales are estimated to be in the range of $300.0 million to $315.0 million, which represents an annual sales growth of 63 percent to 71 percent compared to 2018.  The Company’s prior sales guidance for 2019 was estimated to be in the range of $255.0 million to $270.0 million.

o	Includes international sales of approximately $45.0 million to $50.0 million
•	Gross margin is estimated to be approximately 52 percent, compared to 49 percent in 2018
•	Adjusted EBITDA(1) is estimated to be breakeven to positive
•	Non-cash charges included in cost of goods sold and operating expenses are estimated to be approximately $55.0 million, which include:
o	Approximately $48.0 million in non-cash, stock-based compensation expense
o	Approximately $7.0 million of depreciation and amortization

(1)

EBITDA is a non-GAAP financial measure defined as net income (loss) excluding income taxes, interest and other non-operating items and depreciation and amortization.  Adjusted EBITDA further adjusts for non-cash stock-based compensation expense. This definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by the Company to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. The Company presents Adjusted EBITDA to provide information that may assist investors in understanding its financial results. However, Adjusted EBITDA is not intended to be a substitute for net loss.

Conference Call

The Company will hold a conference call and simultaneous webcast today at 4:30pm Eastern Time (1:30pm Pacific Time).  The link to the webcast and information regarding the use of non-GAAP financial measures will be available by accessing the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for 30 days.  To listen to the conference call via phone, please dial 855-427-4396 (U.S./Canada) or 484-756-4261 (International) and use the participant code "7583979".

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience.  The Company takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem’s flagship product, the t:slim X2 insulin pump, is capable of remote software updates using a personal computer and features integrated continuous glucose monitoring.  Tandem is based in San Diego, California.

Tandem Diabetes Care and Basal-IQ are a registered trademarks and t:slim X2 is a trademark of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2, #tconnect, and $TNDM.

Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.

Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements include statements regarding, among other things, the Company’s projected financial results, the Company’s ability to scale its business operations, expand internationally, and advance its product pipeline and the Company’s ability to achieve its long-term profitability goals.  The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, the Company’s ability to achieve projected financial results, including its profitability goals, will be impacted by the Company’s ability to obtain regulatory approval for new products and products under development and the timing of any such approvals; market acceptance of the Company’s existing products and products under development by physicians and people with diabetes; the Company’s ability to establish and sustain operations to support international sales; the Company’s ability to meet increasing operational and infrastructure requirements from higher customer interest and a larger base of existing customers; the potential that newer products, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, may render the Company’s products obsolete or less desirable; and the potential that the process of purchasing the Company’s products, including insurance verification approval for individual customers, may delay or prevent the sale of the products.  Other risks and uncertainties include the Company’s ability to manufacture products at quantities at higher volumes at an acceptable cost and in accordance with quality requirements; the Company’s ability to contract with third-party payors for reimbursement of the Company’s products; uncertainty associated with the development and approval of new products generally; possible future actions of the FDA or any other regulatory body or governmental authority; and other risks identified in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other documents that the Company files with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

# # #

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	March 31,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents and short-term investments	$125,604	$129,027
Accounts receivable, net	33,027	35,193
Inventories, net	22,826	19,896
Other current assets	4,571	3,769
Total current assets	186,028	187,885

Property and equipment, net	17,182	17,151
Operating lease right-of-use assets	10,087	-
Other long term assets	1,401	1,258
Total assets	$214,698	$206,294
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued expense and employee-related liabilities	$31,629	$34,784
Deferred revenue	5,460	4,600
Common stock warrants	29,762	17,926
Other current liabilities	9,829	8,978
Total current liabilities	76,680	66,288

Operating lease liabilities - long-term	10,685	-
Other long-term liabilities	6,371	8,731
Total liabilities	93,736	75,019

Total stockholders’ equity	120,962	131,275
Total liabilities and stockholders’ equity	$214,698	$206,294

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Sales	$65,995	$27,277
Cost of sales	32,642	15,873
Gross profit	33,353	11,404

Operating expenses:
Selling, general and administrative	34,961	20,914
Research and development	9,389	5,975
Total operating expenses	44,350	26,889
Operating loss	(10,997)	(15,485)

Total other expense, net	(11,995)	(17,208)
Net loss	$(22,992)	$(32,693)

Net loss per share, basic and diluted	$(0.40)	$(1.82)

Weighted average shares used to compute basic and diluted net loss per share	57,771	17,993